Exhibit 99.1

iMergent Reports Fourth Quarter and Year End 2010 Financial Results

PHOENIX, Feb. 22, 2011 (GLOBE NEWSWIRE) -- iMergent, Inc. (AMEX:IIG), a leading provider of eCommerce software, site development, web hosting and search engine optimization for businesses and entrepreneurs, today reported financial results for its fourth quarter and year ended December 31, 2010.

Fourth Quarter 2010 Compared to 2009

Net loss for the fourth quarter of 2010 was $2,405,000 or $0.21 per diluted common share, compared to a net income of $613,000 or $0.06 per diluted common share in the prior year quarter. Loss before income tax provision for the fourth quarter of 2010 was $1,538,000 compared to an income of $868,000 in the prior year quarter. The income tax provision for the fourth quarter of 2010 was $867,000, compared to an income tax provision of $255,000 in the prior year quarter. The increase in income tax provision in the current year quarter was primarily due to an increase in our valuation allowance on foreign tax credits as a result of our decision to focus primarily on domestic markets over the next several years as well as an increase in our liability for uncertain tax positions as a result of amended returns filed during the fourth quarter of 2010 to reflect an extraterritorial income redetermination and reassessment of our foreign source income.

Cash from operations for the fourth quarter of 2010 was $665,000 compared to $1,615,000 for the prior year quarter. As of December 31, 2010, cash and cash equivalents were $14,207,000 working capital was $11,388,000, and working capital excluding deferred revenue was $25,145,000. Total current and long-term trade receivables were $21,564,000 as of December 31, 2010.

Segment Results

StoresOnline

Revenue for the fourth quarter of 2010 decreased 10% to $16,567,000 compared to $18,255,000 for the prior year quarter.  The lower revenue was primarily the result of a 20% reduction in our principal collected on accounts receivable to $4,157,000 in the current year quarter from $5,206,000 in the prior year quarter.  The majority of the remaining decrease was due to a 24% decrease in commissions from third parties to $2,279,000 in the current year quarter from $2,994,000 in the prior year quarter.

Revenue from our events in the fourth quarter of 2010 increased slightly to $10,131,000 from $10,054,000 in the prior year quarter despite a significant decrease in our cash as percentage of total workshop sales to 33% in the current year quarter from 43% in the prior year quarter.  Because we recognize revenue when cash is received, and not at the time of sale, decreases in our cash percentage negatively impact current period revenue, but the resulting increase in the accounts receivable balance is anticipated to result in future revenue.  During the fourth quarter of 2010 we added $4,038,000 to our accounts receivable balance compared to a decrease in our accounts receivable balance of $7,477,000 in the prior year quarter.  We believe accounts receivable for StoresOnline represents future revenue backlog, as the collection of receivables generally results in future revenue.

During the fourth quarter of 2010 we held 153 workshops compared to 188 in the prior year quarter.  Despite the 19% decrease in number of events, we increased the number of workshop buyers by 19% to 3,828 in the current quarter compared to 3,213 in the prior year quarter due primarily to an increase in our average number of buying units per event up to 89 in the current quarter from 74 in the prior year quarter and an increase in the percent of buying units making a purchase to 28.2% in the current quarter from 23% in the prior year quarter.  Our average workshop sales price, excluding the impact of uncollectible accounts receivable, increased to $5,298 in the current year quarter from $5,068 in the prior year quarter.

During the current quarter we transitioned approximately 80% of our events to the Software as a Service (SaaS) model with the remaining 20% of events sold as a software license.  Due to the change in product mix associated with the SaaS model, our revenue decreased by approximately $660,000 due primarily to longer deferral periods on SaaS products and services compared to our historical software license products and services.

Total segment operating expenses increased 3% to $15,964,000 in the fourth quarter of 2010 from $15,516,000 in the prior year quarter.  This increase was primarily due to a one-time charge of $380,000 for loss on sub-lease of certain office space.

Segment other income, primarily related to interest on the collection of accounts receivable, increased 3% to $1,206,000 during the fourth quarter of 2010 from $1,178,000 in the prior year quarter.

Total segment income before income tax provision decreased 54% to $1,809,000 in the fourth quarter of 2010, from $3,917,000 in the prior year quarter.

Crexendo Web Services

Revenue for the fourth quarter of 2010 increased 382% to $400,000, from $83,000 in the prior year quarter.  Crexendo backlog, which is anticipated to be recognized within the next twelve months, was $964,000 at December 31, 2010 compared to a backlog of $42,000 at December 31, 2009.

Total segment operating expenses increased 31% to $965,000 during the current quarter compared to $739,000 in the prior year quarter. The increase in segment operating expenses is primarily due to an increase in direct sales costs as we increased the number of direct sales positions to address the growing market demand.

Total segment operating loss decreased 14% to $565,000 in the fourth quarter of 2010 compared to $656,000 in the prior year quarter.

Crexendo Network Services

Crexendo Network Services completed the phase one product offering during the fourth quarter of 2010, with selling at select StoresOnline events starting in January 2011. Total Crexendo Network Services operating expenses were $447,000 for the current quarter compared to $95,000 in the prior year quarter. Total cumulative expense for Crexendo Network Services is $1,838,000 through December 31, 2010.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Net loss for the year ended December 31, 2010 was $2,310,000, or $0.20 per diluted common share, compared to net income of $11,418,000, or $1.00 per diluted common share for the year ended December 31, 2009.  Loss before income tax provision for the year ended December 31, 2010 was $1,618,000, compared to income before income tax provision of $7,405,000 in 2009. The income tax provision for the year ended December 31, 2010 was $692,000, compared to an income tax benefit of $4,013,000 in 2009. The increase in income tax provision in 2010 was primarily due to an increase in our valuation allowance on foreign tax credits as a result of our decision to focus primarily on domestic markets over the next several years as well as an increase in our liability for uncertain tax positions as a result of amended returns filed during 2010 to reflect an extraterritorial income redetermination and reassessment of our foreign source income. The income tax benefit for 2009 was primarily due to the reversal of an uncertain tax liability as a result of a favorable outcome of our IRS audit in the prior year.

Cash from operations for the year ended December 31, 2010 was $39,000, compared to $1,676,000 for 2009.

Segment Results

StoresOnline

Revenue for the year ended December 31, 2010 decreased 15% to $64,471,000, compared to $75,880,000 for the prior year.  The lower revenue was primarily the result of a 28% reduction in our principal collected on accounts receivable to $18,028,000 in 2010 from $24,966,000 in 2009.  Commissions from third parties decreased 16% to $10,649,000 in 2010 from $12,743,000 in 2009.

Revenue from our events in 2010 decreased 6% to $35,794,000 from $38,171,000 in 2009.  The decrease was primarily due to a 15% decrease in number of workshops to 571 in 2010, from 673 in 2009.  Despite the 15% decrease in number of events, our number of workshop buyers decreased by 3% to 12,481 in 2010, compared to 12,912 in 2009, due primarily to an increase in our percentage of buying units making a purchase to 28% in 2010, from 24% in 2009.  Our average number of buying units per event remained consistent at 79 in 2010, compared to 78 in 2009.  Our average workshop sales price, excluding the impact of uncollectible accounts receivable, increased to $5,207 in 2010 from $5,180 in 2009.

Our cash as a percentage of total workshop sales decreased to 37% in the current year from 41% in the prior year.  As discussed above, decreases in our cash percentage negatively impact current period revenue, but we believe the resulting increase in our accounts receivable balance will result in future revenue.  During the year ended December 31, 2010 we added $1,138,000 to our accounts receivables balance compared to a decrease in our accounts receivable balance of $17,290,000 in 2009.  We believe accounts receivable for StoresOnline represents future revenue backlog, as the collection of receivables generally results in future revenue.

Total segment operating expenses decreased 6% to $58,962,000 in 2010, from $62,713,000 in 2009.  The decrease was primarily due to decreases in cost of sales and selling and marketing expenses as a result of fewer events.

Segment other income, primarily related to interest on the collection of accounts receivable decreased 12% to $4,956,000 in 2010, from $5,618,000 in 2009.

Total segment income before income tax provision decreased 44% to $10,465,000 in 2010 from $18,785,000 in 2009.

Crexendo Web Services

Revenue for the year ended December 31, 2010 increased 941% to $1,322,000, from $127,000 in 2009.

Total segment operating expenses increased 145% to $3,149,000 during 2010, compared to $1,285,000 in 2009.  The increase in segment operating expenses was primarily due to an increase in direct sales costs as we increased the number of direct sales positions to address the growing market demand, as well as a full year of operations in 2010 compared to a partial year in 2009.

Total segment operating loss increased 58% to $1,827,000 in 2010, compared to $1,158,000 in 2009.

Steven G. Mihaylo, Chief Executive Officer of iMergent, stated, "During 2010 iMergent’s management team worked to reposition the company.  During 2010 we laid the groundwork to transition our StoresOnline division from selling software licenses to selling Cloud-based Software as a Service (SaaS). We continued the development of new products and services that complement our existing revenue sources, and we started limited sales of our Cloud-based hosted telephone services.  These changes are critical to our goal of diversifying our revenue streams and becoming a leading provider of Cloud-based hosted infrastructure services to the consumer, small office home office, and small and medium-sized enterprise markets.

Our StoresOnline division saw demand for its products and services increase throughout the year. However, we saw a decrease in the number of customers able to pay cash for these products and services.  We believe this is due to continuing high unemployment and a general lack of confidence in our current customer demographic.  We will continue to monitor this trend as it has a negative impact on our short-term profitability and we will accelerate our transition into more Cloud-based products and services that provide us with more reliable and predictable recurring revenue streams.

We saw improvements in our Crexendo Web Services division throughout the year as our bookings and backlog steadily increased.  We are excited about the future of our Crexendo Web Services division and we have plans to diversify our marketing initiatives in Crexendo Web Services in the coming year to continue to expand our customer base.  Our Crexendo Network Services division completed the development of phase one of our product offering during the fourth quarter of this year and we were able to start our initial launch with sales at select StoresOnline presentations starting in February 2011.  Initial results are encouraging, but it is still too early to tell what the sales rate, activation percentage, and retention rate will be through this channel.  We are continuing the product development in the Crexendo Network Service division and hope to have our phase two product offering, which includes additional premium features, more suitable for the enterprise market, in beta trials by the second quarter of this year.

We have begun the implementation of quality processes throughout the company, with an emphasis on customer satisfaction and retention.  We firmly believe this renewed focus on the customer will have a lasting impact throughout our organization.  We are excited about the direction we are headed and the developments we are working on.  We expect 2011 to continue to be a year of change as we complete the transition to providing services on the cloud and as we diversify our revenue streams and broaden our product and service offerings.

Finally, we would like to officially change the name of the Company from iMergent, Inc. to Crexendo, Inc. and will include this for approval by our shareholders in our next Proxy Statement.  We have also reserved the stock ticker symbol “EXE” on the New York Stock Exchange Amex Equities. It is our belief that these changes are needed to better position the company as a provider of Cloud-based services with recurring revenues and to better symbolize our new beginning.”

Conference Call

The company is hosting a conference call today, February 22, 2011, at 1:30 p.m. PT (4:30 p.m. ET). The conference call will be broadcast live over the Internet at www.imergentinc.com. If you do not have Internet access, the telephone dial-in number is 888-296-4217 for domestic participants and 719-457-2600 for international participants. The conference ID to join the call is 9032881. Please dial in five to ten minutes prior to the beginning of the call at 4:30 p.m. EST. A telephone replay will be available two hours after the call for 90 days by dialing 888-203-1112 for domestic callers or 719-457-0820 for international callers and entering access code 9032881. Online webcast replay will be available for 90 days from the date of the call.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and businesses enabling them to market and sell their business products or ideas via the Internet. The company sells its proprietary software and training services which help users build Internet strategies to allow entrepreneurs and businesses to market and sell their products, accept online orders, analyze marketing performance and manage pricing and customers over the Internet. In addition to software and training, iMergent offers site development, web hosting and search engine optimization (SEO). iMergent, StoresOnline and Crexendo Web Services are trademarks of iMergent, Inc.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about iMergent, (i) continuing  development of new products and services designed to complement existing revenue sources, (ii) starting limited sales of Cloud-based hosted telephone services, (iii) making changes that are critical to iMergent’s goal of diversifying its revenue streams and becoming a leading provider of Cloud-based hosted infrastructure services to the consumer, small office home office, and small and medium-sized enterprise markets, (iv) believing that the decrease in the number of customers able to pay cash for these products and services is due to continuing high unemployment and a general lack of confidence in iMergent’s current customer demographic, (v) continuing to monitor this trend of lower cash and that lower cash has a negative impact on  short-term profitability, (vi)  accelerating the transition into more Cloud-based products and services and that the transition, if completed, will provide iMergent with more reliable and predictable recurring revenue streams, (vii) being excited about the future of its Crexendo Web Services division, (viii) having plans to diversify marketing initiatives in its Crexendo Web Services division in the coming year in an effort to continue to expand its customer base, (ix) believing that the initial results of its roll out of its Crexendo Network Services are encouraging, (x) continuing the product development in its Crexendo Network Services division and  having the phase two product offering, which includes additional premium features, more suitable for the enterprise market, in beta trials by the second quarter of this year, (xi) implementing quality processes throughout the company, with an emphasis on customer satisfaction and retention, (xii) believing that those quality processes  will have a lasting impact throughout the organization, (xiii) being excited about the direction iMergent is headed in and the developments it is working on, (xiv) expecting  2011 to continue to be a year of change and completing  the transition to providing services on the cloud and diversifying the revenue streams and broaden the product and service offerings, (xv) changing the name of the company from iMergent, Inc. to Crexendo, Inc. within the next 30 to 40 days and changing the company’s stock trading symbol from IIG to EXE (xvi) believing that these changes are needed to better position the company as a provider of Cloud-based services with recurring revenues and to better symbolize the new beginning.

For a more detailed discussion of risk factors that may affect iMergent's operations and results, please refer to the company's Form 10-KT for the six months ended December 31, 2009 and Forms 10-Q for the quarters ending March 31, 2010, June 30, 2010 and September 30, 2010. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

iMERGENT, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited, in thousands except par value and share data)

	December 31,	December 31,
	2010	2009
Assets

Current assets:
Cash and cash equivalents	$14,207	$21,549
Restricted cash	1,088	1,088
Trade receivables, net of allowance for doubtful accounts of $10,464 as of December 31, 2010 and $11,827 as of December 31, 2009	12,122	14,162
Inventories	1,067	243
Income tax receivable	1,239	387
Deferred income tax assets, net	949	1,009
Prepaid expenses and other	1,376	2,988
Total current assets	32,048	41,426

Certificate of deposit	500	500
Long-term trade receivables, net of allowance for doubtful accounts of $7,957 as December 31, 2010 and $5,882 as of December 31, 2009
Property and equipment, net	3,139	1,446
Deferred income tax assets, net	5,024	5,298
Intangible assets	987	1,206
Goodwill	265
Other long-term assets	239	302
Total Assets	$51,644	$56,442

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$3,328	$3,154
Accrued expenses and other	3,361	4,588
Dividend payable	214	229
Income taxes payable	--	24
Deferred revenue, current portion	13,757	15,827
Total current liabilities	20,660	23,822

Deferred revenue, net of current portion	9,523	6,447
Other long-term liabilities	1,341	191
Total liabilities	31,524	30,460

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued	—	—
Common stock, par value $0.001 per share - authorized 100,000,000 shares; 10,664,878 shares outstanding as of December 31, 2010 and 11,446,320 shares outstanding as of December 31, 2009	11	11
Additional paid-in capital	49,481	53,033
Accumulated deficit	(29,372)	(27,062)
Total stockholders' equity	20,120	25,982

Total Liabilities and Stockholders' Equity	$51,644	$56,442

iMERGENT, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited, in thousands except per share and share data)

	Year Ended December 31, 2010	Six Months Ended December 31, 2009	Fiscal Year Ended June 30, 2009
Revenue	$65,793	$35,716	$94,411
Operating expenses:
Cost of product and other revenues	21,774	11,608	29,138
Selling and marketing	32,906	16,391	52,434
General and administrative	14,597	7,196	18,541
Research and development	3,090	1,044	2,177
Total operating expenses	72,367	36,239	102,290

Loss from operations	(6,574)	(523)	(7,879)

Other income (expense):
Interest income	4,746	2,596	6,799
Interest expense	(4)	(7)	(13)
Other income (expense), net	214	(98)	(768)
Total other income, net	4,956	2,491	6,018

Income (loss) before income tax provision	(1,618)	1,968	(1,861)

Income tax provision	(692)	(637)	(5,681)

Net income (loss)	$(2,310)	$1,331	$(7,542)

Net income (loss) per common share:
Basic	$(0.20)	$0.12	$(0.66)
Diluted	$(0.20)	$0.12	$(0.66)

Dividends per common share	$0.08	$0.04	$0.17

Weighted-average common shares outstanding:
Basic	11,357,434	11,402,442	11,371,303
Diluted	11,357,434	11,484,684	11,371,303

iMERGENT, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity
Year Ended December 31, 2010, Six Months Ended December 31, 2009, and
Fiscal Year Ended June 30, 2009
(Unaudited, in thousands except share data)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity
Balance, July 1, 2008	11,304,410	$11	$53,315	$(20,851)	$32,475
Expense for stock options granted to employees			1,544		1,544
Stock issued under stock award plans (net of forfeitures) and related income tax benefit of $1	155,109		600		600
Issuance of restricted stock (net of forfeitures)	74,901				--
Repurchase of common stock	(109,100)		(734)		(734)
Dividends declared			(1,943)		(1,943)
Net loss				(7,542)	(7,542)
Balance, June 30, 2009	11,425,320	11	52,782	(28,393)	24,400
Expense for stock options granted to employees			709		709
Dividends declared			(458)		(458)
Issuance of restricted stock	21,000
Net income				1,331	1,331
Balance, December 31, 2009	11,446,320	11	53,033	(27,062)	25,982
Expense for stock options granted to employees			1,041		1,041
Stock issued under stock award plans (net of forfeitures) and related income tax benefit of $3	827		13		13
Restricted stock issued for acquisition	20,000		117		117
Dividends declared			(900)		(900)
Repurchase of common stock	(78,373)		(385)		(385)
Common stock acquired through tender offer	(723,896)		(3,438)		(3,438)
Net loss				(2,310)	(2,310)
Balance, December 31, 2010	10,664,878	$11	$49,481	$(29,372)	$20,120

iMERGENT, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Year Ended December 31, 2010	Six Months Ended December 31, 2009	Fiscal Year Ended June 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(2,310)	$1,331	$(7,542)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	1,379	704	1,468
Expense for stock options issued to employees	1,041	709	1,544
Impairment of property held-for-sale	--	90	--
Tax benefit upon issuance of common stock	(3)	--	--
Deferred income tax provision	334	839	1,130
Changes in assets and liabilities:
Restricted cash	--	714	(1,802)
Trade receivables	(1,138)	10,330	7,812
Inventories	(824)	13	371
Income tax receivable	(852)	1,439	(1,033)
Prepaid expenses and other	1,402	(1,258)	2,325
Other long-term assets	63	46	166
Accounts payable, accrued expenses and other	(1,180)	(780)	(1,926)
Income taxes payable	(21)	(17)	(171)
Deferred revenue	1,006	(11,589)	(9,328)
Other long-term liabilities	1,142	7	1
Net cash provided by (used for) operating activities	39	2,578	(6,985)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(2,534)	(634)	(613)
Acquisition of company	(250)	--	--
Acquisition of property held-for-sale	--	(296)	--
Proceeds from sale of property held for sale	210	--	--
Proceeds from sale of available-for-sale securities	--	--	3,800
Net cash provided by (used for) investing activities	(2,574)	(930)	3,187

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase of common stock	(385)	--	(734)
Common stock acquired through tender offer	(3,438)	--	--
Proceeds from exercise of options and related income tax benefit	13	--	600
Principal payments on note payable	--	(115)	(64)
Payments made on contingent consideration	(82)	--	--
Dividend payments	(915)	(458)	(1,714)
Net cash used for financing activities	(4,807)	(573)	(1,912)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(7,342)	1,075	(5,710)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	21,549	20,474	26,184

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$14,207	$21,549	$20,474

iMERGENT, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (CONTINUED)
(Unaudited, in thousands)

	Year Ended December 31, 2010	Six Months Ended December 31, 2009	Fiscal Year Ended June 30, 20 9
Supplemental disclosure of cash flow information:
Cash paid (received) during the year for:
Interest	$4	$7	$7
Income taxes	70	(1,624)	5,790
Supplemental disclosure of non-cash investing and financing information:
Dividends declared and not paid	$214	$229	$229
Purchase of property and equipment included in accounts payable	101	--	--
Acquisition of company with stock	117	--	--
Contingent consideration related to acquisition	46	--	--

iMERGENT, INC. AND SUBSIDIARIES
Segment Statements of Operations
(Unaudited, in thousands)

	Year Ended December 31, 2010	Year Ended December 31, 2009	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009
Revenue:
StoresOnline	$64,471	$75,880	$16,567	$18,255
Crexendo Business Solutions	1,322	127	400	83
Crexendo Network Services	-	-	-	-
Consolidated revenue	$65,793	$76,007	$16,967	$18,338

Operating Income(Loss):
StoresOnline	$5,509	$13,167	$603	$2,739
Crexendo Business Solutions	(1,827)	(1,158)	(565)	(656)
Crexendo Network Services	(1,429)	(409)	(447)	(95)
Unallocated corporate items	(8,827)	(9,813)	(2,335)	(2,298)
Total operating income (loss)	$(6,574)	$1,787	$(2,744)	$(310)
Other Income:
StoresOnline	$4,956	$5,618	$1,206	$1,178
Total other income	$4,956	$5,618	$1,206	$1,178
Income (loss) before income tax benefit (provision):
StoresOnline	$10,465	$18,785	$1,809	$3,917
Crexendo Business Solutions	(1,827)	(1,158)	(565)	(656)
Crexendo Network Services	(1,429)	(409)	(447)	(95)
Unallocated corporate items	(8,827)	(9,813)	(2,335)	(2,298)
Total income before income tax benefit (provision)	$(1,618)	$7,405	$(1,538)	$868

CONTACT: iMergent, Inc.
         Steven G. Mihaylo, CEO
         775-530-3955
         Stevemihaylo@imergentinc.com